Exhibit 10.108

CENTRAL VALLEY COMMUNITY BANK
AMENDED SPLIT DOLLAR AGREEMENT AND ENDORSEMENT
THIS AMENDED SPLIT DOLLAR AGREEMENT AND ENDORSEMENT is entered into as of this     18th     day of     December , 2013, by and between Central Valley Community Bank (the “Bank”), a California-chartered bank located in Fresno, California and WILLIAM S. SMITTCAMP, a Director of the Bank (the “Director”). The Endorsement attached as Exhibit A and the Beneficiary Designation form attached as Exhibit B are incorporated by reference and made a part of this Agreement.
To encourage the Director to remain a member of the Bank’s Board of Directors, the Bank is willing to divide the death proceeds of one or more life insurance policies on the Director’s life. The Bank will pay life insurance premiums from its general assets.
This Agreement supersedes that certain Split Dollar Agreement And Endorsement dated February 13, 2002, as amended on January 8, 2003, and on March 21, 2012.
ARTICLE 1
GENERAL DEFINITIONS
Capitalized terms not otherwise defined in this Split Dollar Agreement And Endorsement are used herein as defined in the Second Amended and Restated Director Deferred Fee Agreement dated as of February 13, 2002, as amended June 18, 2003, and January 1, 2009 (the “Deferred Fee Agreement”). The following terms shall have the meanings specified:
“Insurer” means Security Life Insurance Company of Denver and West Coast Life Insurance Company.
“Policy” means the following insurance policy numbers:
00698918 Midland National Life Insurance Company
ZUA343963 West Coast Life Insurance Company
“Insured” means the Director.
ARTICLE 2
POLICY OWNERSHIP INTERESTS
2.1    Bank Ownership. The Bank is the sole owner of the Policy and shall have the right to exercise all incidents of ownership. The Bank shall be the beneficiary of any death proceeds remaining after the Director’s interest has been paid under Section 2.2.
2.2    Director’s Interest. The Director shall have the right to designate the beneficiary(ies) of death proceeds. Upon the death of the Insured, the Insured’s beneficiaries shall be entitled to an amount equal to the balance of the Deferral Account maintained by the Bank for the Insured under the Deferred Fee Agreement as of the date of the Insured’s death. However, the amount paid to the Insured, the Insured’s transferee and the Insured’s beneficiary(ies) or estate shall be reduced by any amounts paid under the Deferred Fee Agreement and the Insured, the Insured’s transferee and the Insured’s beneficiary(ies) or estate shall have no rights or interests in the Policy beyond the amount due and payable. The Director shall also have the right to elect and change settlement options specified in the Policy that may be permitted. However, the Director, the Director’s transferee and the Director’s beneficiary(ies) or estate shall have no rights or interests in the Policy for that portion of the death proceeds designated in this Section 2.2 if Termination of Service of the Director shall have previously occurred as a result of Termination for Cause under the Deferred Fee Agreement.
2.3    Option to Purchase. The Bank shall not sell, surrender, or transfer ownership of the Policy while this Split Dollar Agreement and Endorsement is in effect without first giving the Director or the Director’s transferee a right of first refusal to purchase the Policy for the Policy’s interpolated terminal reserve value. The right of first refusal to purchase the Policy must be exercised within 6o days after the date the Bank gives written notice of the Bank’s intention to sell, surrender, or transfer ownership of the Policy. This provision shall not impair the right of the Bank to terminate this Split Dollar Agreement and Endorsement.
2.4    Comparable Coverage. Upon execution of this Agreement, the Bank shall maintain the Policy in full force and effect, and the Bank shall not amend, terminate or otherwise abrogate the Director’s interest in the Policy unless the Bank (a) replaces the Policy with a comparable insurance policy to cover the benefit provided under this Split Dollar Agreement and Endorsement and (b) executes a new Split Dollar Agreement and Endorsement and Endorsement for the comparable insurance policy. The Policy or any comparable policy shall be subject to the claims of the Bank’s creditors.
ARTICLE 3
PREMIUMS
3.1    Premium Payment. The Bank shall pay any premiums due on the Policy.
3.2    Imputed Income. The Bank shall impute income to the Director in an amount equal to (a) the current term rate for the Director’s age, multiplied by (b) the net death benefit payable to the Director’s beneficiary(ies). The “current term rate” is the minimum amount required to be imputed under IRS Revenue Rulings 64-328 and 66-110, or any subsequent applicable authority.
ARTICLE 4
ASSIGNMENT
The Director may assign without consideration all interests in the Policy and in this Split Dollar Agreement to any person, entity or trust. If the Director transfers all of the Director’s interest in the Policy, then all of the Director’s interest in the Policy and in the Split Dollar Agreement and Endorsement shall be vested in the Director’s transferee, who shall be substituted as a party hereunder, and the Director shall have no further interest in the Policy or in this Split Dollar Agreement and Endorsement.
ARTICLE 5
INSURER
The Insurer shall be bound only by the terms of the Policy. Any payments the Insurer makes or actions it takes in accordance with the Policy shall fully discharge it from all claims, suits, and demands of all entities or persons. The Insurer shall not be bound by or be deemed to have notice of the provisions of this Split Dollar Agreement and Endorsement.
ARTICLE 6
CLAIMS PROCEDURE
6.1    Claims Procedure. The Bank shall notify in writing any person or entity making a claim under this Split Dollar Agreement and Endorsement (the “Claimant”) of his or her eligibility or ineligibility for benefits under this Split Dollar Agreement and Endorsement. The Bank shall provide the written notice within 90 days after Claimant’s written application for benefits. If the Bank determines that the Claimant is not eligible for benefits or full benefits, the notice shall set forth (a) the specific reasons for the denial, (b) a specific reference to the provisions of this Split Dollar Agreement and Endorsement on which denial is based, (c) a description of any additional information or material necessary for the Claimant to perfect his or her claim, and a description of why it is needed, and (d) an explanation of this Split Dollar Agreement and Endorsement s claims review procedure and other appropriate information concerning the steps to be taken if the Claimant wishes to have the claim reviewed. If the Bank determines that there are special circumstances requiring additional time to make a decision, the Bank shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, extending the time for up to an additional 90 days.
6.2    Review Procedure. If the Bank determines that the Claimant is not eligible for benefits or full benefits, or if the Claimant believes that he or she is entitled to greater or different benefits, the Claimant shall have the opportunity to have his or her claim reviewed by the Bank by filing a petition for review with the Bank within 60 days after receipt of the written notice issued by the Bank. The Claimant’s petition shall state the specific reasons the Claimant believes entitle him or her to benefits or to greater or different benefits. Within 60 days after the Bank’s receipt of the petition, the Bank shall give the Claimant (and counsel, if any) an opportunity to present his or her position to the Bank verbally or in writing, and the Claimant (or counsel) shall have the right to review the pertinent documents. The Bank shall notify the Claimant of the Bank’s decision in writing within the 60-day period, stating specifically the basis of its decision and identifying the specific provisions of this Split Dollar Agreement and Endorsement on which the decision is based. If, because of the need for a hearing, the 60-day period is not sufficient, the decision may be deferred for up to another 60-day period at the election of the Bank, but notice of this deferral must be given to the Claimant.
ARTICLE 7
AMENDMENTS AND TERMINATION
7.1    Amendment. This Split Dollar Agreement and Endorsement may be amended only by a writing signed by the Bank and the Director.
7.2    Termination of Agreement. This Split Dollar Agreement and Endorsement shall terminate upon the occurrence of any of the following events:

(a)
The Insured is discharged or removed from service as a Director of the Bank for Cause. The term “Cause” shall mean any of the following: (1) gross negligence or gross neglect of duties, (2) the commission of a felony or the commission of a misdemeanor involving moral turpitude, (3) fraud, disloyalty, dishonesty, or willful violation of any law or material policy of the Bank committed in connection with the Director’s service and, in the Bank’s sole judgment, resulting in an adverse effect on the Bank, or

(b)	Surrender, lapse, or other termination of the Policy by the Bank, or

(c)	Distribution of the death benefit proceeds in accordance with Section 2.2 above, or

(d)	Payment in full by the Bank to the Director of the Deferral Account maintained by the Bank pursuant to the Deferred Fee Agreement.
ARTICLE 8
MISCELLANEOUS
8.1    Binding Effect. This Split Dollar Agreement and Endorsement shall bind the Director and the Bank and their beneficiaries, survivors, executors, administrators and transferees, and any Policy beneficiary.
8.2    No Guarantee of Employment. This Split Dollar Agreement and Endorsement is not an employment policy or contract. It does not give the Director the right to remain a Director of the Bank, nor does it interfere with the right of the Bank’s stockholder(s) not to re-elect the Director or the right of the stockholder(s) or the Board to remove an individual as a Director of the Bank. This Split Dollar Agreement and Endorsement also does not require the Director to remain a Director or interfere with the Director’s right to terminate service at any time.
8.3    Successors; Binding Agreement. By an assumption agreement in form and substance satisfactory to the Director, the Bank shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Bank to expressly assume and agree to perform this Split Dollar Agreement and Endorsement in the same manner and to the same extent that the Bank would be required to perform this Split Dollar Agreement and Endorsement if no succession had occurred. The Bank’s failure to obtain such an assumption agreement before succession becomes effective shall be considered a breach of the Split Dollar Agreement and Endorsement and shall entitle the Director to the Change of Control benefit payable under the Deferred Fee Agreement.
8.4    Applicable Law. The Split Dollar Agreement and Endorsement and all rights hereunder shall be governed by and construed according to the internal substantive laws of the State of California, disregarding principles of conflict of laws.
8.5    Entire Agreement. This Split Dollar Agreement and Endorsement and the Deferred Fee Agreement constitute the entire agreement between the Bank and the Director concerning the subject matter hereof. No rights are granted to the Director under this Split Dollar Agreement and Endorsement other than those specifically set forth herein.
8.6    Administration. The Bank shall have all powers necessary to administer this Split Dollar Agreement and Endorsement, including but not limited to the power to:

(a)	interpret the provisions of the Split Dollar Agreement and Endorsement,

(b)	establish and revise the method of accounting for the Split Dollar Agreement and Endorsement,

(c)	maintain a record of benefit payments, and

(d)	establish rules and prescribe forms necessary or desirable to administer the Split Dollar Agreement.
8.7    Named Fiduciary. The Bank shall be the named fiduciary and plan administrator under this Split Dollar Agreement and Endorsement. The Bank may delegate to others certain aspects of management and operational responsibilities, including the employment of advisors and the delegation of ministerial duties to qualified individuals.
8.8    Severability. If for any reason any provision of this Split Dollar Agreement and Endorsement is held invalid, such invalidity shall not affect any other provision of this Split Dollar Agreement and Endorsement not held invalid, and each such provision shall continue in full force and effect to the full extent consistent with the law. If any provision of this Split Dollar Agreement and Endorsement is held invalid in part, such invalidity shall in no way affect the remainder of such provision not held so invalid, and the remainder of such provision together with all other provisions of this Split Dollar Agreement and Endorsement shall continue in full force and effect to the full extent consistent with the law.
8.9    Headings. The headings herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Split Dollar Agreement and Endorsement.
8.10    Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid, to the following addresses or to such other address as either party may designate by like notice.

(a)	If to the Bank, to: Board of Directors
Central Valley Community Bank
7100 N. Financial Dr., Suite 101
Fresno, California 93720

(b)	If to the Director, to: WILLIAM S. SMITTCAMP

and to such other or additional person or persons as either party shall have designated to the other party in writing by like notice.
IN WITNESS WHEREOF, the Bank and the Director have signed this Split Dollar Agreement and Endorsement as of the date and year first written above.

DIRECTOR /s/William S. Smittcamp WILLIAM S. SMITTCAMP	CENTRAL VALLEY COMMUNITY BANK By: /s/Daniel J. Doyle Daniel J. Doyle Its: President & Chief Executive Officer

EXHIBIT A

SPLIT DOLLAR POLICY ENDORSEMENT
CENTRAL VALLEY COMMUNITY BANK
Policy No. 00698918 Midland National Life Insurance Company
Policy No. ZUA343963 West Coast Life Insurance Company
Insured: WILLIAM S. SMITTCAMP
Supplementing and amending the application for insurance to Security Life Insurance Company of Denver and West Coast Life Insurance Company, (collectively, the “Insurer”) on WILLIAM S. SMITTCAMP, the applicant requests and directs that:
BENEFICIARIES
1.Central Valley Community Bank, located in Fresno, California, shall be the beneficiary of any death proceeds remaining after the Insured’s interest has been paid under paragraph (2) below.
2.    The Insured or the Insured’s transferee shall designate the beneficiary(ies) of death proceeds. Upon the death of the Insured, the Insured’s beneficiaries shall be entitled to an amount equal to the balance of the Deferral Account maintained by the Bank for the Insured under the Second Amended and Restated Director Deferred Fee Agreement as of the date of the Insured’s death. However, the amount paid to the Insured, the Insured’s transferee and the Insured’s beneficiary(ies) or estate shall be reduced by any amounts paid under the Second Amended and Restated Director Deferred Fee Agreement and the Insured, the Insured’s transferee and the Insured’s beneficiary(ies) or estate shall have no rights or interests in the Policy beyond the amount due and payable.
OWNERSHIP
3.    The Owner of the Policy shall be Central Valley Community Bank. The Owner shall have all ownership rights in the Policy except as may be specifically granted to the Insured or the Insured’s transferee in paragraph (4) of this endorsement.
4.    The Insured or the Insured’s transferee shall have the right to assign his or her rights and interests in the Policy with respect to that portion of the death proceeds designated in paragraph (2) of this endorsement, and to exercise all settlement options with respect to such death proceeds.
5.    Notwithstanding the provisions of paragraph (4) above, the Insured, the Insured’s transferee, or the Insured’s beneficiary(ies) or estate shall have no rights or interests in the Policy with respect to that portion of the death proceeds designated in paragraph (2) of this endorsement if the Insured’s service with Central Valley Community Bank is terminated because of Termination for Cause under the Second Amended and Restated Director Deferred Fee Agreement.
6.
MODIFICATION OF ASSIGNMENT PROVISIONS OF THE POLICY
7.    Upon the death of the Insured, the interest of any collateral assignee of the Owner of the Policy designated in (3) above shall be limited to the portion of the proceeds described in paragraph (2) above.
OWNER’S AUTHORITY
8.    The Insurer is hereby authorized to recognize the Owner’s claim to rights hereunder without investigating the reason for any action taken by the Owner, including the Owner’s statement of the amount of premiums the Owner has paid on the Policy. The signature of the Owner shall be sufficient for the exercise of any rights under this Endorsement and the receipt of the Owner for any sums received by it shall be a full discharge and release therefore to the Insurer. The Insurer may rely on a sworn statement in form satisfactory to it furnished by the Owner, its successors or assigns, as to their interest and any payments made pursuant to such statement shall discharge Central Valley Community Bank accordingly.
9.    Any transferee’s rights shall be subject to this Endorsement.
10.    The Owner accepts and agrees to this split dollar endorsement.
11.    The undersigned is signing in a representative capacity and warrants that he or she has the authority to bind the entity on whose behalf this document is being executed.
Signed by Central Valley Community Bank at Fresno, California, this _____ day of __________________, 2013.

CENTRAL VALLEY COMMUNITY BANK By: /s/ Daniel J. Doyle Daniel J. Doyle Its: President & Chief Executive Officer

The Insured accepts and agrees to the foregoing.
Signed at Fresno, California, this _____ day of __________________, 2013.
INSURED
/s/William S. Smittcamp
WILLIAM S. SMITTCAMP

EXHIBIT B

BENEFICIARY DESIGNATION
Central Valley Community Bank
Fresno, CA
Split Dollar Plan
I, William S. Smittcamp, designate the following as beneficiary of benefits under the Agreement payable following my death:
Primary:

%
%
Contingent:
%
%
Notes:

•	Please PRINT CLEARLY or TYPE the names of the beneficiaries.

•	To name a trust as beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

•	To name your estate as beneficiary, please write “Estate of [your name]”.

•	Be aware that none of the contingent beneficiaries will receive anything unless ALL of the primary beneficiaries predecease you.
I understand that I may change these beneficiary designations by delivering a new written designation to the Administrator, which shall be effective only upon receipt and acknowledgment by the Administrator prior to my death. I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or, if I have named my spouse as beneficiary and our marriage is subsequently dissolved.
Name:    William S. Smittcamp
Signature:             Date:

SPOUSAL CONSENT (Required if Spouse not named beneficiary):
I consent to the beneficiary designation above, and acknowledge that if I am named beneficiary and our marriage is subsequently dissolved, the designation will be automatically revoked.
Spouse Name:
Signature:       Date: _____________

Received by the Plan Administrator this      day of         ,     .
By:
Title:

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